Exhibit 99.1

ChineseInvestors.com, Inc. Improves Revenues for Q2 Fiscal Year 2019

Continued growth attributable to increased Hemp and CBD sales revenues

SAN GABRIEL, California, January 22, 2019 /PRNewswire/ -- ChineseInvestors.com, Inc. (OTCQB: CIIX) ("CIIX" or "the Company"), the premier financial information website for Chinese-speaking investors, today announced its financial and operational summary for the Second Quarter of its Fiscal Year 2019.

Q2 Fiscal Year 2019 Financial Highlights

Year-over-Year total revenue increased 50%+

Hemp and CBD sales revenues increased 8x, year-over-year

Subscription revenues increased over 40%, year-over-year

ChineseInvestors.com reported Q2FY2019 Revenues of $648,265, a 43% increase year over year. This increase was driven by stronger subscription revenues and Hemp/CBD sales revenues.

The Company’s introduction of new Hemp/CBD products and focused, effective marketing efforts increased Hemp/CBD sales revenues over eight times to over $430,000.

"We are beginning to see the positive results of investments made into existing markets as well as new markets," says Warren Wang, the Company’s CEO. "We believe our investors will benefit from the growth drivers that we have worked diligently to implement, including the recent launch of CBD Biotechnology Co. Ltd.’s Hemp Wine. As we leverage the momentum already in place, we look forward to having an even stronger second half for FY 2019,” says Mr. Wang.

The Company's complete financial and operational results for its second quarter ended November 30, 2018 is provided in its Form 10Q for Q2 FY2019, filed with the SEC on January 14, 2019, available online at www.ChineseInvestors.com.

About ChineseInvestors.com (OTCQB: CIIX)

Founded in 1999, ChineseInvestors.com endeavors to be an innovative company providing: (a) real-time market commentary, analysis, and educational related services in Chinese language character sets (traditional and simplified); (b) advertising and public relation related support services; and (c) retail, online and direct sales of hemp-based products and other health related products. For more information visit ChineseInvestors.com

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Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.

Contact:

ChineseInvestors.com, Inc.

227 W. Valley Blvd, #208 A

San Gabriel, CA 91776

Investor Relations:

Alan Klitenic

pr@chinesefn.com

+1-214-636-2548

Corporate Communications:

NetworkNewsWire (NNW)

New York, New York

http://www.NetworkNewsWire.com

+1-212-418-1217 Office

Editor@NetworkNewsWire.com

SOURCE ChineseInvestors.com, Inc.

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